Exhibit 99.3

CONSENT TO BE NAMED AS A DIRECTOR NOMINEE

In connection with the filing by Leader’s Advantage Acquisition Corp. (the “Company”) of the Registration Statement on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of by Leader's Advantage Acquisition Corp in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

August 4, 2026

By:	/s/ Dr. George M. Constantinides
Name:	Dr. George M. Constantinides